BUCS FINANCIAL CORP


FOR IMMEDIATE RELEASE                           FOR FURTHER INFORMATION CONTACT:
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December 22, 2003 (8:15 pm)
BUCS Financial Corp                             Contact: Mr. Herbert J. Moltzan
10455 Mill Run Circle                                    President and CEO
Owings Mills, Maryland                                   (410) 998-5304




                BUCS FINANCIAL CORP ANNOUNCES 10% STOCK DIVIDEND

         Owings Mills, Maryland -- BUCS Financial Corp, parent holding company of BUCS Federal Bank, Columbia, Maryland, today announced that the Company's Board of Directors had declared a 10% stock dividend. The stock dividend is payable on January 31, 2004 to stockholders of record as of January 15, 2003.

         Herbert J. Moltzan, President of the Company, stated that the Board of Directors "was very pleased to declare this dividend as another method to increase shareholder value in the Company and also increase the liquidity of the stock. As a result of the Board's action today, the outstanding shares of the Company's common stock will increase by approximately 36,458 shares, from 364,585 shares outstanding to 401,043 shares outstanding."

         The Company conducts its business through its main office in Owings Mill, Maryland and its branch offices in Columbia, Maryland. As of September 30, 2003, the Company had total assets and stockholders' equity of $117.3 million and $9.8 million, respectively. The Company's stock is traded on the Over-the-Counter Market under the symbol "BUCS" with quotations available through the OTC Electronic Bulletin Board.



         This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. BUCS Financial Corp does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.